UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 8, 2003
Exact name of registrant as specified in its charter	Richardson Electronics, Ltd.
State or other jurisdiction of incorporation	Delaware
Commission file Number	0-12906
IRS Employer Identification No.	36-2096643
Address of principal executive office	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
Zip Code	60147-0393
Registrant's telephone number, including area code	630-208-2200

This Current Report on Form 8-K contains a total of 1 page.

Item 9. Regulation FD Disclosure

Richardson Electronics Announces Fourth Quarter Dividend

LaFox, IL, Tuesday April 8, 2003: -- Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that its Board of Directors voted to declare a cash dividend for the fourth quarter of fiscal 2003 to all holders of common stock.

The cash dividend of $.04 per share will be payable June 2, 2003 to all common stockholders of record May 9, 2003. The Company currently has 10,637,401 shares of common stock outstanding, net of shares held in treasury. A dividend equal to 90 percent of the dividend paid on the common stock will be paid to the holders of the 3,206,812 outstanding shares of Class B Common Stock.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and assembly, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.